Exhibit 99.1
CanArgo Energy Corporation
FOR IMMEDIATE RELEASE IN EUROPE & NORTH AMERICA
MANAVI OPERATIONS UPDATE
December 11, 2007 — Guernsey, Channel Islands — CanArgo Energy Corporation (“CanArgo” or the “Company”) (OSE: CNR, AMEX: CNR) today announced that the preparatory works being carried out at the Manavi 12 well in Georgia for the planned acid fracturing stimulation program have now been successfully completed.
The operator, CanArgo Georgia, has completed running and pressure testing the completion string for the acid frac in the M12 well and the well is now ready for the fracturing treatment. Schlumberger are providing the equipment and will perform the stimulation services. As previously announced, mobilisation of the equipment is expected to commence on December 19 and currently everything is on track to complete the acid fracturing and to commence flow testing the well during January 2008.
The objective of the acid fracturing treatment in M12 is to remove near wellbore damage and connect the well with a potential network of natural fractures in the Cretaceous reservoir similar to that observed in outcrop in the area. The effectiveness of acid to stimulate the carbonate reservoir encountered at Manavi has been demonstrated in the laboratory and by the simple low pressure acid matrix treatment undertaken in April of this year. Following that treatment, an increase in flow was obtained from the well with light 40.5o API oil, gas, drilling mud and chemicals flowed to surface. The equipment being mobilised will enable acid and chemicals to be pumped at a sufficient rate to fracture the reservoir beyond any potential damaged zone and hopefully establish proper communication between the well and the reservoir.
CanArgo is an independent oil and gas exploration and production company with its oil and gas operations currently located in Georgia.
The matters discussed in this press release include forward-looking statements, which are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward-looking statements. Such risks, uncertainties and other factors include the uncertainties inherent in oil and gas development and production activities, the effect of actions by third parties including government officials, fluctuations in world oil prices and other risks detailed in the Company’s reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission. The forward-looking statements are intended to help shareholders and others assess the Company’s business prospects and should be considered together with all information available. They are made in reliance upon the safe harbour provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company cannot give assurance that the results will be attained.

For more information please contact:
USA
Sabin Rossi, VP External Affairs and Investor Relations
CanArgo Energy Corporation
Tel : +1 617 973 6441
Fax : +1 617 973 6406
e-mail: sabin@canargo.com
NORWAY
Eric Cameron
Gambit H&K AS
Tel: +47 22 04 82 00